Exhibit 99.1

Company Contact:
Mr. Adam Wasserman	Elaine Ketchmere, CFA
Chief Financial Officer	CCG Investor Relations
Cleantech Solutions International, Inc.	Tel: +1 310 954-1345
Email: adamw@cleantechsolutionsinternational.com	Email: Elaine.Ketchmere@ccgir.com
Web: www.cleantechsolutionsinternational.com	Web: www.ccgirasia.com

For Immediate Release

Cleantech Solutions International Reports Fourth Quarter and Full Year 2012 Results

Wuxi, Jiangsu Province, China – April 11, 2013 –Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT), a manufacturer of metal components and assemblies, primarily used in the wind power, solar, dyeing and finishing equipment and other clean technology industries, today announced its financial results for the three months and year ended December 31, 2012.

“The year 2012 was marked by a challenging environment in China that impacted capital spending and demand from customers in our key end markets, particularly during the first half of the year.  Despite these challenges, we closed the year with 28.3% growth in revenue in the fourth quarter, driven by strong demand for our patented airflow dyeing machines and improving sales of forged products to customers in the wind power industry.  Although we recorded a non-cash impairment loss related to equipment which we are no longer using and which is being held for sale during the fourth quarter, we were still profitable due to greater operational efficiencies and careful cost control,” said Mr. Jianhua Wu, Chairman and CEO of Cleantech Solutions.

Fourth Quarter 2012 Results
Revenue for the fourth quarter of 2012 increased 28.3% to $17.6 million, compared to $13.7 million for the same period of 2011. Revenue increased slightly compared to the third quarter of 2012.

Revenue from the sale of forged rolled rings to the wind power industry and other industries increased 2.6% to $8.3 million, or 47.2% of net revenue, compared to $8.1 million, or 59.1% of net revenue, in the same period last year. The increase in revenue was mainly due to improving demand from existing customers in the wind power industry following several quarters of reduced order flow, which was counterbalanced by lower market demand for capital equipment related to the Company’s forged rolled rings and related products for other industries.

The increase in revenue is summarized as follows:

•
Revenue from the sale of forged rolled rings exclusively to the wind power industry increased by 15.5% to $5.6 million, representing 31.7% of net revenue, compared to $4.8 million, or 35.2% of net revenue, in the comparable period last year.

Cleantech Solutions Fourth Quarter and Full Year 2012 Results

•
Revenue from the sale of forged rolled rings to other industries decreased 16.5% to $2.7 million, or 15.5% of net revenue, compared with $3.3 million, or 23.9% of net revenue for the comparable period of the prior year.

Revenue from the Company’s dyeing and finishing equipment segment increased 65.5% to $9.3 million, or 52.8% of net revenues, compared to $5.6 million, or 40.9% of net revenue, for the fourth quarter of 2011. This increase was largely attributable to the dyeing industry’s response to local government’s policies which encourage the purchase of low-emission airflow dyeing machines.

Gross profit for the fourth quarter of 2012 increased 38.2% to $4.2 million, compared to $3.1 million for the same period in 2011. Gross margin increased to 24.1% during the fourth quarter of 2012 compared to 22.4% for the same period a year ago. The increase in gross margin for the fourth quarter was primarily attributable to (i) the increased operational and cost efficiencies for forged rolled rings and related products segment, including the allocation of fixed costs primarily consisting of depreciation, to cost of revenues as the Company operated at higher production levels in response to higher revenues, and (ii) the significant portion of revenue for the dyeing and finishing equipment segment generated from the sale of airflow dyeing machinery, which generates a higher gross margin than the Company’s traditional dyeing machinery.  The principal source of dyeing revenue in the fourth quarter of 2011 was traditional dyeing machinery.

Operating expenses increased 90.8% to $3.5 million, compared to $1.8 million in the comparable period last year. The increase was primarily due to a non-cash impairment loss of $2.2 million as a result of writing down the carrying value of equipment to its estimated fair value based on an impairment assessment conducted on the equipment held for sale at December 31, 2012. This equipment had been used to manufacture certain electro-slag re-melted (“ESR”) equipment that was used to produce forged products for the high performance components market.  Because the Company did not generate any revenue from these products since 2011, the Company decided to try to sell the equipment, which it classified at December 31, 2012 as equipment held for sale   The Company did not record any impairment loss in the fourth quarter of 2011.

Selling, general and administrative expenses for the three months ended December 31, 2012 decreased 27.6% to $0.9 million, as compared to $1.2 million for the three months ended December 31, 2011, primarily due to the decrease in bad debt expense in the fourth quarter of 2012 as compared to the bad debt expense for the fourth quarter of 2011.

Operating income decreased 40.8% to $0.7 million, compared to $1.2 million for the same period of 2011. Operating margin was 4.1% compared to 8.9% in the fourth quarter last year. Adjusted operating income, a non GAAP measurement, which adds back to operating income the impairment loss, was $2.9 million, up 139.0% from the same quarter last year.  Adjusted operating margin was 16.7% in the fourth quarter of 2012.

Other expense was $46,070, relatively unchanged compared to the same period in 2011.

Cleantech Solutions Fourth Quarter and Full Year 2012 Results

Adjusted EBITDA, a non-GAAP measurement, which adds back to net income interest expense, income tax, warrant modification expense, impairment loss, depreciation and amortization, was up 60.4% to $4.8 million, compared to $3.0 million in the same quarter last year.

Net income for the fourth quarter of 2012 was $469,313, or $0.17 per diluted share, compared to $0.8 million, or $0.31 per diluted share, in the fourth quarter of 2011.  Adjusted net income, a non-GAAP measurement which does not deduct impairment loss and warrant modification expense, was $2.7 million, or $0.98 diluted earnings per share, up 238.5% from the same quarter of last year.  Diluted earnings per share were calculated using diluted weighted average shares of 2,742,040 and 2,553,213 for the three months ended December 31, 2012 and 2011, respectively.  All share and per share information has been adjusted to reflect a one-for-ten reverse stock split effective March 6, 2012.

Results for Full Year 2012

For the year ended December 31, 2012, revenues increased 2.9% to $57.2 million from $55.6 million in 2011. Gross profit decreased 1.3% to $13.1 million, compared to $13.3 million last year. Gross margin for the year ended December 31, 2012 was 23.0%, compared to 23.9% in 2011. Operating income decreased 22.5% to $6.3 million from $8.2 million in 2011. Adjusted operating income, a non GAAP measurement which adds back the impairment loss, was $8.5 million, up 4.5% from 2011.  Adjusted EBITDA, a non GAAP measurement which adds back to net income interest expense, income tax, warrant modification expense, impairment loss, depreciation and amortization, was $15.3 million, compared to $13.7 million last year.  Net income was $4.2 million, or $1.58 per diluted share, a 27.1% decrease from $5.8 million, or $2.30 per diluted share, in 2011.  Adjusted net income, a non GAAP measurement which adds back impairment loss and warrant modification expense, was $6.6 million, or $2.51 per diluted share, in 2012.  All share and per share information has been adjusted to reflect a one-for-ten reverse stock split effective March 6, 2012.

 Financial Condition

As of December 31, 2012, Cleantech Solutions held cash and cash equivalents of $1.4 million compared with $1.2 million at December 31, 2011.  Accounts receivable were $10.1 million and total current assets of $19.1 million. The Company had $2.2 million in short-term bank loans payable and stockholders’ equity was $78.0 million. In 2012, the Company generated $10.6 million in cash flow from operations.

Recent Events

In the first quarter of 2013, the Company announced that it has received a total of five purchase orders from new and existing customers to supply 147 units of dyeing machines, including 85 airflow dyeing machines using the company’s patented production technique, for an aggregate amount of $8.9 million.

Cleantech Solutions Fourth Quarter and Full Year 2012 Results

On January 4, 2013, the Company renewed its loan with Bank of China in the amount of $949,953. The loan is due January 3, 2014 with interest at the annual rate of 7.35% and secured by certain assets of the Company.

On January 29, 2013, the Company appointed RBSM LLP as its independent registered public accounting firm, following Sherb & Co., LLP's, combining its practice with RBSM LLP effective January 1, 2013.

Business Outlook

“Despite a challenging environment in 2012, we saw modest growth in our top line as we diversified and expanded our product offering.  More importantly, we achieved strong growth in profitability, on an adjusted basis, and generated solid cash flow from operations to fund our capital expenditures and product development initiatives.

“Thus far in 2013, we have seen strong order flow in our dyeing machine segment which we expect to continue throughout the year.  As a result, we have added shifts, increased staff and placed orders for additional equipment to expand capacity and meet anticipated demand. We saw a nice increase in demand from wind power customers in the fourth quarter of 2012 and expect sales to remain near these levels in the remainder of 2013.  We are also hopeful that favorable Chinese government policy towards domestic solar companies will influence demand by year end.

“We continue to utilize our expertise in manufacturing precision products to meet demand in new and existing end markets.  We recently shipped a prototype of a new model of after-treatment textile equipment and have another model in the late stages of development.  We are optimistic about sales of forged products to non-wind customers and are currently seeking to expand into other industries including oil and natural gas,” Mr. Wu concluded.

Conference Call

Cleantech Solutions will conduct a conference call at 9:00 a.m. Eastern Time on Friday, April 12, 2013 to discuss financial results for the fourth quarter and full year ended December 31, 2012.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 759-2078. International callers should dial (706) 643-0585. When prompted, please enter conference passcode: 35398924.

If you are unable to participate in the conference call at this time, a replay will be available for 14 days starting on April 12, 2013 at 10:00 am ET. To access the replay, dial (855) 859-2056. International callers dial (404) 537-3406, and enter passcode: 35398924.

Cleantech Solutions Fourth Quarter and Full Year 2012 Results

Use of Non-GAAP Financial Measures

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology industries. The Company supplies forging products, fabricated products and machining services to a range of clean technology customers, primarily in the wind power sector and supplies dyeing and finishing equipment to the textile industry. Cleantech Solutions is committed to achieving long-term growth through ongoing technological improvement, capacity expansion, and the development of a strong customer base. The Company’s website is
www.cleantechsolutionsinternational.com. Any information on the Company’s website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2012. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

- Financial Tables Follow-

Cleantech Solutions Fourth Quarter and Full Year 2012 Results

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
	Unaudited	Unaudited	Audited	Audited
REVENUES	$17,613,406	$13,728,005	$57,199,221	$55,579,262
COST OF REVENUES	13,373,200	10,658,894	44,062,636	42,275,919
GROSS PROFIT	4,240,206	3,069,111	13,136,585	13,303,343
OPERATING EXPENSES:
Depreciation	413,283	607,443	1,535,715	1,112,769
Impairment loss	2,206,253	-	2,206,253	-
Selling, general and administrative	893,858	1,234,303	3,050,911	4,007,997
Total Operating Expenses	3,513,394	1,841,746	6,792,879	5,120,766
INCOME FROM OPERATIONS	726,812	1,227,365	6,343,706	8,182,577
OTHER INCOME (EXPENSE):
Interest income	465	2,712	11,384	3,652
Interest expense	(60,974)	(70,729)	(305,659)	(193,709)
Foreign currency gain	(6,485)	9,863	157	5,046
Warrant modification expense	-	-	(235,133)	-
Other income	20,924	12,069	85,727	103,448
Total Other Income (Expense)	(46,070)	(46,085)	(443,524)	(81,563)
INCOME BEFORE INCOME TAXES	680,742	1,181,280	5,900,182	8,101,014
INCOME TAXES	211,429	390,846	1,701,602	2,340,471
NET INCOME	$469,313	$790,434	$4,198,580	$5,760,543

COMPREHENSIVE INCOME:
NET INCOME	$469,313	$790,434	$4,198,580	$5,760,543
COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	201,400	403,282	543,415	2,549,278
COMPREHENSIVE INCOME	$670,713	$1,193,716	$4,741,995	$8,309,821

NET INCOME PER COMMON SHARE:
Basic	$0.17	$0.39	$1.65	$2.94
Diluted	$0.17	$0.31	$1.58	$2.30

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	2,742,040	2,036,680	2,538,246	1,962,146
Diluted	2,742,040	2,553,213	2,649,043	2,500,805

Cleantech Solutions Fourth Quarter and Full Year 2012 Results

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
AUDITED CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,445,728	$1,152,607
Restricted cash	-	314,233
Notes receivable	88,029	53,420
Accounts receivable, net of allowance for doubtful accounts	10,078,623	7,087,958
Inventories, net of reserve for obsolete inventory	5,897,555	4,276,090
Advances to suppliers	593,104	219,347
Prepaid VAT on purchases	542,032	1,512,213
Prepaid expenses and other	428,326	110,670
Total Current Assets	19,073,397	14,726,538
PROPERTY AND EQUIPMENT - net	59,436,100	64,042,079
OTHER ASSETS:
Deferred tax assets	551,890	-
Equipment held for sale	7,118,555	-
Land use rights, net	3,756,342	3,820,536
Total Assets	$89,936,284	$82,589,153

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term bank loans	$2,216,558	$2,356,749
Bank acceptance notes payable	-	314,233
Accounts payable	5,474,479	4,997,109
Accrued expenses	986,824	771,597
Capital lease obligation - current portion	251,413	244,747
Advances from customers	1,851,987	1,166,942
VAT and service taxes payable	206,527	-
Income taxes payable	822,082	592,202
Total Current Liabilities	11,809,870	10,443,579
OTHER LIABILITIES:
Capital lease obligation - net of current portion	132,756	381,235
Total Liabilities	11,942,626	10,824,814

STOCKHOLDERS' EQUITY:
Preferred stock ($0.001 par value; 10,000,000 shares authorized and 0 share issued and outstanding at December 31, 2012; 30,000,000 shares authorized and designated as series A convertible preferred stock and
10,995,807 shares issued and outstanding at December 31, 2011)	-	10,996
Common stock ($0.001 par value; 50,000,000 shares authorized;
2,894,586 and 2,101,849 shares issued and outstanding
at December 31, 2012 and 2011, respectively)	2,894	2,102
Additional paid-in capital	28,987,128	27,489,600
Retained earnings	38,401,734	34,618,341
Statutory reserve	2,479,738	2,064,551
Accumulated other comprehensive gain - foreign currency translation adjustment	8,122,164	7,578,749
Total Stockholders' Equity	77,993,658	71,764,339
Total Liabilities and Stockholders' Equity	$89,936,284	$82,589,153

Cleantech Solutions Fourth Quarter and Full Year 2012 Results

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,198,580	$5,760,543
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	6,519,394	5,351,359
Amortization of land use rights	93,537	91,316
Decrease in inventory reserve	(37,882)	-
(Decrease) increase in allowance for doubtful accounts	(46,672)	720,302
Loss on impairment of equipment held for sale	2,206,253	-
Warrant modification expense	235,133	-
Stock-based compensation expense	167,714	355,856
Changes in operating assets and liabilities:
Notes receivable	(34,178)	(848)
Accounts receivable	(2,887,716)	694,014
Inventories	(1,549,740)	(761,072)
Prepaid value-added taxes on purchases	981,236	1,331,923
Prepaid and other current assets	(43,513)	(64,667)
Advances to suppliers	(371,849)	125,396
Accounts payable	438,945	(3,425,206)
Accrued expenses	209,831	224,493
VAT and service taxes payable	206,405	(83,358)
Income taxes payable	(326,373)	(777,914)
Advances from customers	675,667	906,282

NET CASH PROVIDED BY OPERATING ACTIVITIES	10,634,772	10,448,419

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10,744,247)	(11,115,640)

NET CASH USED IN INVESTING ACTIVITIES	(10,744,247)	(11,115,640)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease	(246,485)	(156,918)
Proceeds from bank loans	3,481,101	4,325,320
Repayments of bank loans	(3,639,333)	(3,861,893)
Decrease (increase) in restricted cash	316,464	(308,951)
(Decrease) increase in bank acceptance notes payable	(316,464)	308,951
Proceeds from sale of common stock	-	125,000
Proceeds from sale of common stock - related parties	612,903	-
Proceeds from exercise of warrants	198,142	400,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	406,328	831,509

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(3,732)	41,142

NET INCREASE IN CASH AND CASH EQUIVALENTS	293,121	205,430

CASH AND CASH EQUIVALENTS - beginning of year	1,152,607	947,177

CASH AND CASH EQUIVALENTS - end of year	$1,445,728	$1,152,607

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$305,659	$193,709
Income taxes	$2,027,976	$3,118,384

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Security deposit and leased property in exchange for capital lease obligations	$-	$772,379
Increase in property in exchange for increase in payable	$-	$516,531
Series A preferred converted to common shares	$13,198	$5,916
Common stock issued for future service	$281,265	$7,833

Cleantech Solutions Fourth Quarter and Full Year 2012 Results

Reconciliation of Net Income to Adjusted EBITDA
(Amounts expressed in US$)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
Net income	$469,313	$790,434	$4,198,580	$5,760,543
Add: income tax	211,429	390,846	1,701,602	2,340,471
Add: interest expense	60,974	70,729	305,659	193,709
Add: warrant modification expense	-	-	235,133	-
Add: impairment loss	2,206,253	-	2,206,253	-
Add: depreciation and amortization	1,823,094	1,723,362	6,612,931	5,442,675
Adjusted EBITDA	$4,771,063	$2,975,371	$15,260,158	$13,737,398

Reconciliation of Adjusted Operating Income, Net Income and EPS
(Amounts expressed in US$)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
Income from operations	$726,812	$1,227,365	$6,343,706	$8,182,577
Add: impairment loss	2,206,253	-	2,206,253	-
Adjusted income from operations	$2,933,065	$1,227,365	$8,549,959	$8,182,577

Net income	$469,313	$790,434	$4,198,580	$5,760,543
Add: impairment loss	2,206,253	-	2,206,253	-
Add: warrant modification expense	-	-	235,133	-
Adjusted net income	$2,675,566	$790,434	$6,639,966	$5,760,543

Weighted average shares - diluted	2,742,040	2,553,213	2,649,043	2,500,805

Adjusted diluted EPS	$0.98	$0.31	$2.51	$2.30

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